Exhibit 99.2

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

SUPPLEMENTAL DATA

RECONCILIATION OF NET EARNINGS (LOSS) TO EBITDA

In Thousands

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Reconciliation of net earnings (loss) to EBITDA:
Net earnings (loss)	$699	$223	$(190)	$431
Income tax expense	315	146	184	651
Earnings (loss) before income taxes	1,014	369	(6)	1,082
Interest expense	412	460	1,312	1,267
Depreciation	2,196	2,378	6,764	7,411
EBITDA	$3,622	$3,207	$8,070	$9,760

We define EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our operations. We believe that EBITDA provides useful information to investors regarding our ability to service debt. EBITDA should not be construed as an alternative to net earnings (as an indicator of our operating performance) or cash flows from operations (as a measure of liquidity) as determined in accordance with accounting principles generally accepted in the United States of America. Not all companies calculate EBITDA in the same manner, and EBITDA as presented by Dover Downs Gaming & Entertainment, Inc. may not be comparable to similarly titled measures presented by other companies.